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                                                                    EXHIBIT 11.1


                          LANDMARK SYSTEMS CORPORATION
              COMPUTATION OF PRO FORMA NET (LOSS) INCOME PER SHARE
                               SEPTEMBER 30, 1997


                                                                      YEAR ENDED                  NINE MONTHS ENDED
                                                                       DEC 31,              SEPT 30,             SEPT 30,
                                                                         1996                 1996                 1997
                                                                   -----------------    -----------------    -----------------
PRIMARY NET INCOME (LOSS) PER SHARE

Weighted average common shares outstanding (1)                            7,735,707            7,735,707            7,710,025

Conversion of mandatorily redeemable Series A Preferred Stock               833,785              833,785              833,785

Conversion of SAB 83 shares:
    Mandatorily redeemable Series B Preferred Stock (as if
    converted method)                                                       592,793              592,793              592,793
    Common stock options and warrants (treasury stock method)               415,560              415,560              415,560

Conversion of common stock options and warrants (treasury
    stock method) (1)                                                           -                    -                596,094
                                                                   -----------------    -----------------    -----------------

Total weighted average common and common equivalent shares                9,577,844            9,577,844           10,148,257

Net Income                                                             $ (1,202,281)        $ (1,895,442)        $  1,222,675
                                                                   -----------------    -----------------    -----------------


Pro forma primary net (loss) income per share                          $      (0.13)        $      (0.20)        $       0.12
                                                                   =================    =================    =================


FULLY DILUTED NET (LOSS) INCOME PER SHARE

Weighted average common shares outstanding (1)                            7,735,707            7,735,707            7,710,025

Conversion of mandatorily redeemable Series A Preferred Stock               833,785              833,785              833,785

Conversion of SAB 83 shares:
    Mandatorily redeemable Series B Preferred Stock (as if
    converted method)                                                       592,793              592,793              592,793
    Common stock options and warrants (treasury stock method)               415,560              415,560              415,560

Conversion of common stock options and warrants
    (treasury stock method) (1)                                                 -                    -              1,037,105
                                                                   -----------------    -----------------    -----------------

Total weighted average common and common equivalent shares                9,577,844            9,577,844           10,589,268

Net Income                                                             $ (1,202,281)        $ (1,895,442)        $  1,222,675
                                                                   -----------------    -----------------    -----------------


Pro forma fully diluted net (loss) income per share                    $      (0.13)        $      (0.20)        $       0.12
                                                                   =================    =================    =================




Note: All items reflect a 3 for 2 split of the Company's common stock on which took effect on November 17, 1997.

(1) Includes redeemable common stock instruments.